EXHIBIT 99.01


                    Cellegy Announces Preliminary Results of
                    Phase III Clinical Trial with Anogesic(R)

           Surprising Outcome Means Further Clinical Testing Required

South San Francisco, California, November 22, 1999 - Cellegy Pharmaceuticals, Inc. (NASDAQ: CLGY) announced today the unblinding and preliminary results of a pivotal Phase III clinical trial for its product Anogesic(R) (nitroglycerin ointment). The product was studied in 304 patients to determine the optimum dose and frequency required for the treatment of chronic anal fissures, a painful and debilitating condition.

In the analysis of the trial data, forty-four percent (44%) of the patients (35/80) treated with the most effective dose of Anogesic experienced a complete resolution (cure) of their condition. On the other hand, a similar, inexplicably high percentage of the patients treated with placebo (vehicle ointment containing no active drug) were also cured. However, at the most effective dose of Anogesic, the rate of decrease in average pain was significantly greater relative to placebo, (p value less than 0.0002). While the secondary endpoint result (pain reduction) is positive, the primary endpoint of the trial (complete healing) was not met.

"We were completely surprised by the low efficacy outcome as well as the high placebo response rate as both are inconsistent with results of several previously reported clinical trials," commented K. Michael Forrest, president and chief executive officer of Cellegy. In earlier trials on over 400 patients, nitroglycerin ointment was shown to reduce pain, and, over an eight-week course of therapy, cure most patients suffering from chronic anal fissures. In one such study published in a leading peer reviewed journal, The Lancet, approximately 68% of patients who would otherwise have required surgery were cured, while only 8% of the patients responded to placebo.

"We will meet shortly with our expert consultants to analyze all aspects of the trial data and to design the most appropriate clinical strategy," said Dr. Daniel Azarnoff, Cellegy's senior vice president, clinical and regulatory affairs. "We then plan to meet with the FDA to determine the next steps. We continue to believe that Anogesic is effective and that it will ultimately be recognized as a useful drug for the treatment of this serious, painful condition."

"We are also proceeding with our plans to study the drug's effectiveness in various hemorrhoid indications, which also offer a significant commercial opportunity," added Forrest. "A pilot study in the treatment of pain following hemorrhoid surgery is underway, and the Company is on target to commence a pilot study in the use of Anogesic for the treatment of hemorrhoids within the next few months."


Cellegy Pharmaceuticals is a specialty biopharmaceutical company engaged in the development and commercialization of topically administered prescription drugs and high performance cosmeceutical products. In addition to Anogesic ointment, the Company is developing a transdermal testosterone gel for




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the  treatment of male  hypogonadism,  a condition  that can result in decreased energy and libido in men, generally over the age of forty. Cellegy plans to enter into advanced clinical trials with this product within the next few months, pending protocol approval by the FDA. Cellegy has also developed a line of high performance cosmeceutical products, which have been shown in clinical tests to produce significant improvements in the appearance of photodamaged and wrinkled skin.

This press release contains certain forward-looking statements by Cellegy. Actual results could differ materially from those described, including but not limited to the following: there can be no assurance that Anogesic or any product in the Cellegy pipeline will be successfully developed, that final data will be identical to the preliminary analysis, that final results will be supportive of regulatory requirements necessary to obtain approval from the FDA or regulatory authorities in other markets, that regulatory approval will be granted in a timely manner or at all, that unforeseen patent or other intellectual property disputes will not delay, impair or prevent marketing of Anogesic or other products, or that physician and patient acceptance of Cellegy's products will be achieved.